June 8, 2006



Mr. Clyde F. Wendel

Dear Clyde:

In light of our ongoing conversations about the prospect of joining your talent and prominence in the Kansas City financial services market with UMB's exciting prospects for the future, I am pleased to propose a position with UMB, at such time in the future as you are no longer employed by your current employer, encompassing the following roles:

     o    President - UMB Asset Management
     o    Managing Director - Private Banking
     o    Director - UMB Bank, na (subject to Board approval)
     o    Vice Chairman - UMB Bank, na (subject to Board approval)

You would serve as a member of UMB's Management Committee assuming direct leadership for the following areas under UMB Asset Management:

     o    Investment and Wealth Management
     o    Institutional Sales and Services
     o    Scout Investment Advisors
     o    Private Banking
     o    Corporate Trust

In addition, you would serve as an Asset Management Committee member providing sales and client services leadership for all of the Asset Management lines of business. And of course, you would work to enhance UMB's community outreach through your continued involvement and visibility in the local service and charitable organizations.

The terms of your proposed employment include the following:

     o    A base salary of $325,000 annually.
     o    Eligibility  for  participation  in the Short Term  Incentive  Program
          (STIP) subject to all terms of the plan with a 2006 target of 40% of base salary, contingent upon achieving Balanced Scorecard objectives for UMBFC.


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     o    Eligibility  for  participation  in the Long  Term  Incentive  Program
          (LTIP) with a 2006 grant  target of 50% of base  salary.
     o A one-time Restricted Stock grant of 6,000 shares of UMB stock with the following schedule for removal of restrictions (contingent upon continued employment):

          First  anniversary of grant (2007) - 2,000 shares
          Second  anniversary of grant (2008) - 2,000 shares
          Third  anniversary  of grant (2009) - 2,000 shares

     o Eligibility for company sponsored health, retirement, and paid time-off benefit plans as outlined in the enclosed summary of benefits.
     o Change in control protection of one times salary during the first full year of employment, one half times salary during the second year of employment; change in control subsequent to two full years of employment is not covered.
     o We will be happy to assume all your current and future NASD licensing requirements.

We hope to be able to welcome you to UMB in the near future.

Sincerely,



/s/ Peter J. deSilva



This offer is contingent upon successful completion of a pre-employment drug screen and a credit check, as well as a post-employment FBI background check.

As an employer, we are required to request information from all new associates to comply with the Immigration Reform and Control Act of 1986. Therefore, on your first day you will need to provide documentation to verify your identity and work authorization.

No provision of this letter represents an employment contract in whole or in part, for any duration, between you and UMB or any of its subsidiaries. All employment of UMB associates, including yours, constitutes employment at will and is terminable at any time either by you or UMB Bank.

I have read and accept the terms and conditions of this job offer.


/s/ Clyde F. Wendel               Date     June 8, 2006





Cc:   Mariner Kemper
      Larry Smith
      Dennis Rilinger